Exhibit 99.2 Shareholder Letter Q3 2018 October 30, 2018 Zendesk Shareholder Letter Q3 2018 - 1

Chief Executive Officer

MIKKEL SVANE



Chief Financial Officer

ELENA GOMEZ



Strategy & Investor Relations

MARC CABI

Introduction

We closed the third quarter of 2018 with strong revenue growth of 38% year over year, driven by healthy market dynamics and a dedicated focus on executing against our key priorities. With the recent introduction of The Zendesk Suite, continued product innovation, and enhanced sales and marketing initiatives, we're seeing great growth across our regions and our customer base, from small and midsized customers to larger enterprise customers. Companies that want to transform their businesses by focusing on the customer experience turn to Zendesk as the technology partner to make that transition.

We made solid moves upmarket this quarter, aided by a strong pipeline of opportunities with larger organizations, better productivity across our go-to-market teams, and favorable market dynamics for software focused on customer experience. Our key enterprise metrics continued to advance during the quarter, showing our ability to close larger-sized deals—both in terms of agent count and annual contract value. The percentage of our Zendesk Support MRR from customers with 100 or more Support agents was 40%, up three percentage points compared to a year ago. In addition to new customer acquisition, the land-and-expand opportunity continues to be a powerful growth driver.

$154.8M

Q3 2018 Revenue

38%

Y/Y Revenue Growth

With The Zendesk Suite, our core omnichannel offering, we expanded our leadership in customer experience by making it easier for businesses to use a broader set of Zendesk products and offer a more seamless cross-channel experience to their customers. Our results in the third quarter—our first full quarter of selling The Suite—exceeded our expectations in terms of customer count and average deal size. We believe The Suite is solidifying our leadership position with small and midsized businesses, while also opening more doors for conversations about omnichannel solutions with current and prospective enterprise customers.

Note: All results and guidance in this letter are based on the new revenue recognition standard ASC 606.

Zendesk Shareholder Letter Q3 2018 - 2

We are scaling to be a multi-billion dollar Third Quarter of 2018 revenue company long-term and are making (in thousands, except per share data) the necessary investments in products, people, Three Months Ended September 30, and infrastructure. As part of our long-term GAAP results 2018 2017 product strategy to help businesses improve the *as adjusted customer experience across all channels and Revenue $ 154,828 $ 112,265 touchpoints, we acquired the company behind Gross profit 107,836 78,572 Base in September, which extends our footprint Gross margin 69.6% 70.0% into a new area of the customer journey: the Operating loss $ (34,201) $ (26,567) Operating margin -23.7% sales process. -22.1% Net loss $ (34,144) $ (25,815) We continued to hire great talent to fuel our Net loss per share, basic and diluted $ (0.32) $ (0.26) growth. We recently expanded our global employee base to more than 2,600 people and Non-GAAP results upgraded to new offices in Tokyo and Madison. Non-GAAP gross profit $ 113,325 $ 82,405 We also continued our investments in cloud Non-GAAP gross margin 73.2% 73.4% services-based infrastructure to enhance our Non-GAAP operating income (loss) $ 3,780 $ (1,533) Non-GAAP operating margin 2.4% -1.4% flexibility and agility as we scale. Non-GAAP net income (loss) $ 9,852 $ (781) Non-GAAP net income (loss) per share, basic and diluted $ 0.09 $ (0.01) *Adjusted to reflect the adoption of ASC 606. Zendesk Shareholder Letter Q3 2018 - 3

Enterprise Momentum Our upmarket momentum continued this quarter, as we made progress expanding into larger organizations. The percentage of our Support MRR generated by customers with 100 or more Support agents was 40% in the third quarter, up from 38% in the second quarter and 37% a year ago. With more than 14,000 employees in 26 countries, RPM In addition to seasonal patterns that drive more upmarket activity during the International Inc. is a world leader in specialty coatings, third and fourth quarters, we believe three key factors are helping to advance sealants, and building materials. RPM manufactures our enterprise performance: a healthy market for digital transformations that well-known brands that include Tremco, Day-Glo, DAP, center around the customer experience, advances in our product offerings, and and Rust-Oleum. RPM has used Zendesk since 2013 to successful execution. provide IT, HR, legal, field service, and facilities support for thousands of employees. The responsiveness of The market for customer experience software remains robust, driven by their teams has earned agents a satisfaction score companies’ desire to modernize in order to meet the customer experience of 97%. expectations of today’s buyers. Many companies are encumbered by legacy architectures that make it difficult to deliver the kinds of experiences their customers demand. Zendesk offers an opportunity for such companies to augment—and often overlay—legacy solutions with something more modern, so they can interact with their customers in all the channels customers expect as choices for contacting companies today. Zendesk also offers an opportunity to consolidate disparate customer data to gain a better and more holistic view of each customer. More modern companies founded on the principles of exceptional customer service have always been among the most consistent and innovative Zendesk customers, and these companies continue to expand their use of our products as they redefine what it means to provide a great customer experience. As we prioritize the product innovations on our roadmap, we remain focused on the enterprise. Over the past two years, we have built enterprise-level capabilities in our largest products and designed workflow and collaboration features for large, complex organizations. Thanks to our product innovation, we can deliver solutions for a growing number of larger and more intricate use cases across existing and new customers. Zendesk Shareholder Letter Q3 2018 - 4

Ingersoll Rand



Formed from a merger of two rival companies in 1905, Ingersoll Rand began as a tool supplier before expanding into a global conglomerate that produces everything from compressed air systems to utility vehicles. Using the Zendesk API and apps framework, Ingersoll Rand has built custom integrations to unify several backend systems into Zendesk Support, helping streamline the submission of warranty claims, parts ordering, and communication with repair centers. The company also uses Zendesk Guide to house its library of digital manuals. Since implementing Zendesk, their customer satisfaction has improved 35%.

drivy

Headquartered in Paris, Drivy is a carsharing service that operates in France, Germany, Spain, the United Kingdom, Austria, and Belgium. A Zendesk customer since 2013, Drivy's support team upgraded 109 agents to The Zendesk Suite in May to better support omnichannel inquiries from clients and partners. Since then, Drivy has boosted efficiency by dramatically improving agent reactivity. For example, the company's average response time in Germany and Spain has decreased 87%.


drivy

Our leadership teams in sales and pre-sales consulting have executed strongly in 2018. Our transition from product-based to solutions-based selling allows Zendesk to land bigger and more complex opportunities. We continue to mature our enterprise go-to-market capabilities.

Additionally, strengthening our partner ecosystem will extend our capabilities even further and open new enterprise opportunities. While our platform is easy to implement and scale, large digital transformations are complex and require system integrators and consulting resources. We are, therefore, growing the team that is focused on worldwide partners and channel activities.

Zendesk Shareholder Letter Q3 2018 - 5

Omnichannel Our recent omnichannel efforts have elevated our competitive and leadership position within the customer experience technology market. Consumers want to interact with companies on their own terms, across channels. They demand that their conversations with a business be seamless across any and all media they chose—whether a phone call, an instant message, a chat, or an email. Many companies—both large and small—continue to struggle with providing a consistent and responsive customer experience across a variety of channels. Often their processes or software are not designed for integrated, cross- channel interactions. With Zendesk, businesses can easily implement and provide unified omnichannel experiences for their customers, whether they use The Zendesk Suite, our omnichannel bundle, or their own customized mix of our products to best serve their needs. In the third quarter, The Suite continued to have strong sales and significantly exceeded our expectations. By providing an easier purchase option, we believe The Suite has delivered on our objective of achieving a higher average sale price per customer. We believe customers that purchase The Suite also have the potential for much higher retention given the ease with which they can use it to provide the omnichannel experience customers expect. Although early in its launch, we are excited about the potential of our current omnichannel offerings, including The Suite, and of future bundles that may be created as we launch a broader product portfolio. Zendesk Shareholder Letter Q3 2018 - 6

WhatsApp
Shoe La La Support
Hi! Thanks for reaching out to Shoe La La! What is your order number?
My order is 543-12345


DISCORD

As part of our omnichannel strategy, we launched integrations with WhatsApp and Discord during the quarter.

Our integration with WhatsApp (currently in limited access) allows businesses to manage customer service interactions and engage with customers directly on WhatsApp. By extending customer support capabilities to WhatsApp, businesses that use Zendesk can now reach WhatsApp's 1.5 billion users to provide faster and more proactive support.

Our integration with Discord makes it easier for game developers and publishers to solve customer service issues directly in Discord without interrupting game time. With the launch of this integration, gamers or community moderators can now open a Zendesk support ticket directly from Discord—a fast-growing, free voice, video, and text chat application used by millions of gamers daily.

Zendesk Shareholder Letter Q3 2018 - 7

Base As part of our long-term product strategy to help businesses serve their customers across a broader spectrum of the buyer journey, we acquired FutureSimple Inc., the company behind Base, in September. Base is modern, easy-to-use, feature-rich, sales force automation software that was built on public cloud infrastructure and designed to help salespeople do their jobs more effectively and easily. We believe the addition of sales software to our product portfolio is a natural extension into other parts of the customer experience market. Last year, we launched an integration with Base, and feedback among customers who use the integration was very positive. Over time, we plan to integrate sales software into the Zendesk family of products, paving the way for a more complete set of solutions and a broader small and midsized business offering, providing access to a new set of customers, and fueling our continued move upmarket into the enterprise. We consider this acquisition an investment for long-term growth instead of short-term monetization and believe it will provide a runway for growth beyond 2020. As part of the acquisition, FutureSimple’s employees joined the Zendesk team, including employees in San Francisco and a development team located in Kraków, Poland. We believe Zendesk and Base are a natural fit as we share a common philosophy: the belief that products should be built first and foremost for the people who actually use them. Zendesk’s products did this for customer support agents, and Base did this for salespeople. Importantly, we both believe in removing complexity from tools by making beautifully simple software designed to make it easy for daily users to provide great customer experiences—and building that software on public cloud infrastructure. Zendesk Shareholder Letter Q3 2018 - 8

Guide Availability in Mobile Zendesk is committed to delivering software capabilities that provide great customer experiences. There is a growing demand for bots that provide instant and cost-effective resolutions to customers, 24 hours a day, seven days a week. This quarter, Zendesk expanded its bot capabilities with the addition of an Answer Bot API and Mobile SDK. These will allow developers and partners to embed Answer Bot’s AI-powered automation and self- service in their websites, products, or mobile apps. Zendesk Shareholder Letter Q3 2018 - 9

Customer Events We host a variety of customer events to discuss best practices and innovations in the customer experience industry, strengthen relationships with current and prospective customers, and improve customers’ knowledge of and engagement with our products. We recently finished our global eight-city Future of Customer Experience series with events held in Mexico City, New York, Dallas, Chicago, London, São Paulo, Singapore, and Melbourne. These events were intimate and localized for our customers and prospects in these key regions. They also complemented our upmarket and omnichannel goals by allowing us to tie our newest product launches with customer experience trends. We were very pleased with the success of these events, which were attended by nearly 5,000 current and prospective customers, and we plan to expand the series to additional cities in 2019. In November, we are hosting Zendesk Relate, our annual global user conference, in San Francisco. Relate will provide three days of talks, trainings, and activities focused on best practices in customer experience. The event will include more than 50 sessions and 200-plus speakers, with topics such as collaborating with chatbots; handling customer conflict; delivering dynamic experiences with an open, modern platform; translating metrics for the c-suite; transforming your support from transactional to consultative; scaling with smart self-service; and modernizing the customer experience. Additionally, we will be hosting an analyst and investor briefing at this event. Zendesk Shareholder Letter Q3 2018 - 10

Timeline

% of Support MRR from Paid Customer Accounts with 100+ Support Agents

Employee Count


Sept '17
37%
Answer Bot Launch
Enterprise Launches
talk
&
chat
message
relate
New York
2000
38%
Jan '18
Answer Bot Multi-language
Mexico City
The Future of Customer Experience
$500M Annual Revenue Run Rate*
Enterprise Launch
guide
Gartner MQ Leader
New York
Launches
connect
&
The Zendesk Suite
Dallas
London
Enterprise Collaboration Tools
Dublin EMEA HQ Opening
Chicago
São Paulo
Singapore
Melbourne
Tokyo Office Opening
Base
Base Acquisition
$600M Annual Revenue Run Rate*
2600
40%
Madison Office Opening

Note: Timeline not to scale
*Annual run rate is based on annualizing our quarterly revenue

Zendesk Shareholder Letter Q3 2018 - 11

Scaling for the Future Leadership As we scale for the future and work toward our long-term goal of being a multi-billion dollar revenue company, it is imperative that our product, sales, and marketing teams continue to innovate and collaborate. We recently bolstered our investment in marketing by promoting Jeff Titterton to chief marketing officer and expanding our marketing team. Jeff will work to build even stronger connections between our product and marketing initiatives and deeper relationships with our customers so we can achieve our long-term goals. Chief Global Research and Development Team Marketing We continue to expand our global R&D team, which now has more than 700 employees— Officer up from 530 at the start of this year—with meaningful R&D team presence both domestically and internationally. While we are headquartered in San Francisco, two thirds of our R&D employees are located outside of California. Our multiple locations around the globe help us scale faster and hire top R&D talent from around the world. Tokyo Office In September, we expanded our footprint in Japan and moved into a new office in the heart of Tokyo’s Chuo City. The Tokyo office will be a hub for Zendesk’s national sales and marketing team. It also features a dedicated event space for customer meetings, JEFF TITTERTON training, workshops, and networking events, such as the Zenlab user community group, which helps businesses of all sizes and industries embrace the future of customer experience. Madison Office In mid-October, we upgraded to our new Madison, Wisconsin office and Midwest regional hub in a newly renovated space in the heart of downtown. Since first establishing a presence in Madison with five people in 2013, the office has expanded to nearly 300 employees with capacity to grow to more than 400 as the company continues to hire and invest locally. Zendesk Shareholder Letter Q3 2018 - 12

Madison offers a vibrant tech and business community and an abundance of talent that supports our growth in the region and globally. The Zendesk Madison office is home to the Global Customer Advocacy organization as well as members of our engineering, sales, customer success, corporate social responsibility, and business and technology operations teams. Data Center Transitions We are progressing with our migration of customers’ accounts from co-located data centers to AWS cloud infrastructure, with the vast majority of our customers now on AWS. We now expect to complete the full migration during the first half of 2019, giving us more time to carefully move some of our biggest customers and to avoid transitions during the interaction-heavy fourth quarter. Our co-located data center wind-down will begin as we move remaining customers to AWS. Our investments in cloud services-based infrastructure ensure Zendesk maintains flexibility and agility as we scale and serve our customers with a modern, open platform. Zendesk Shareholder Letter Q3 2018 - 13

Customers

Among the customers to join or expand with us recently are:

Catawiki
An online auction company that features unusual, rare, and exceptional objects

CyberAgent
An internet media company and pioneer of internet business in Japan

Drivy
A car rental marketplace operating in several European countries

Homebridge Financial Services
A financial services firm that specializes in home mortgage solutions

Hotel Tonight
An app for last-minute deals on hotels around the world

Ingersoll Rand
A global, diversified industrial manufacturer

JCDecaux
An international outdoor advertising company

Jackson Hewitt
A U.S. tax service firm based in New Jersey

JapanTaxi
A mobile app for cab rides in Japan

Maui Jim
A U.S.-based designer and manufacturer of polarized sunglasses

notebooksbilliger.de
An ecommerce retailer for digital notebooks and other consumer electronics

Pioneer DJ
Pioneer Corporation's DJ products brand

RPM International
A world leader in specialty coatings, sealants, and building materials

Supernova
A social ecommerce company creating innovative health, beauty, and fitness products

Yext
A digital knowledge management platform

Zendesk Shareholder Letter Q3 2018 - 14

Operating Metrics % of Total Quarter-Ending Support MRR from paid customer accounts with 100+ Support agents A key metric we use to gauge our penetration within larger organizations is represented by the percentage of Support MRR generated by customers with 100 or more Support agents. That percentage was approximately 40% at the end of the third quarter of 2018, up from 38% at the end of the second quarter of 2018 and up from 37% at the end of the Q3 2018 third quarter of 2017. 100+ Agents As a proxy of our success with upmarket opportunities, we measure our number of contracts signed with an annual value of $50,000 or greater. In the third quarter of 2018, the 40% number of these contracts we closed was approximately 15% greater than in the third quarter of 2017, and the average value of these contracts was greater compared to a year ago. Our dollar-based net expansion rate, which we use to quantify our annual expansion within existing customers, was 118% at the end of the third quarter, compared to 119% Dollar-Based Net Expansion Rate at the end of the second quarter of 2018. Our dollar-based net expansion rate was 118% at the end of the third quarter of 2017. Consistent with expectations in prior quarters, we believe a healthy dollar-based net expansion rate for Zendesk is 110% - 120%. Zendesk Shareholder Letter Q3 2018 - 15

employees are valued, seen, and supported; In Dublin, Zendesk and SaaStock launched an Community and Culture Women at Zendesk celebrates women at every inclusivity pledge at the SaaStock Conference At Zendesk, we believe in being a good neighbor level of their careers; and Women in Engineering. 2018, a diversity pledge that will bring a and creating equity within the workplace, more diverse slate of speakers to SaaStock As part of our efforts to promote diversity and communities, and society. We do this by investing conferences. We believe this marks another inclusion in our communities, in August we in our communities through the Zendesk step forward on the journey of making the tech pledged $1 million over four years to The Center Neighbor Foundation and our global social ecosystem more diverse. for Equity, Gender, and Leadership (EGAL) at impact program by contributing financial support the Haas School of Business at the University of and volunteer resources toward important social California, Berkeley. EGAL is educating equity issues such as poverty, elder care, and diversity fluent leaders to ignite and accelerate change. and inclusion. Equity fluent leaders understand the value of Zendesk employees around the world have different lived experiences and courageously use committed to giving six hours of their time their power to address barriers, increase access, volunteering in their communities in 2018. Year- and drive change for positive impact. to-date, Zendesk employees volunteered more than 13,500 hours in their communities, and the Zendesk Neighbor Foundation donated more Products Pricing Solutions Demos Customers Resources Get Started than $668,000 to community organizations. Diversity and inclusion are important to DIVERSITY AND INCLUSION Zendesk’s culture. It’s about our employees knowing that they’re valued where they work. People first Employees at Zendesk work hard to build a culture where everyone belongs. Equal access, opportunity, and belonging are necessary to Astha Craig Allison cultivate a sustainable and meaningful culture. Employee Resource Groups play a vital role in creating communities that bring us together and ensure we feel supported. We currently have four groups: Mosaic, which is a collective that encourages people of color at Zendesk Dipesh Anthony Solu to embrace and celebrate their differences; Zendesk Pride ensures that all LGBTQ+ Zendesk Shareholder Letter Q3 2018 - 16

Select Financial Measures
(In millions, except per share data)

	Three Months Ended			
	September 30, 2018	June 30, 2018	September 30, 2017 *as adjusted	Comments
GAAP results				
Revenue	$ 154.8	$ 141.9	$ 112.3	Strong and balanced growth between small and midsized businesses and enterprise drove solid revenue growth of 38%. The Zendesk Suite, during its first full quarter of selling, achieved results well over our planned expectations as defined by customer count and average deal size. Q3 revenue includes minimal contribution from Base, with approximately three weeks of revenue recognition.
Gross margin	69.6%	68.9%	70.0%	Gross margin for 2018 continues to be negatively impacted as we transition services from our co-located data centers to cloud infrastructure. We anticipate completing the migration during the first half of 2019. Revenue upside provided some degree of offset to pressure during Q3. Additionally, gross margin contribution from business related to Base is expected to be below our overall gross margin.
Operating loss	$ (34.2)	$ (33.6)	$ (26.6)	
Operating margin	*-22.1%*	*-23.7%*	*-23.7%*	Improved approximately 160 bps q/q and y/y largely due to scale as revenue growth outpaced operating expense growth and more than offset gross margin pressures. Near term, we expect some pressure on operating margin due to Base acquisition.
Non-GAAP results				
Non-GAAP gross margin	73.2%	*72.2%*	*73.4%*	Non-GAAP gross margin for 2018 continues to be negatively impacted as we transition services from our co-located data centers to cloud infrastructure. We anticipate completing the migration during the first half of 2019. Revenue upside provided some degree of offset to pressure during Q3. Additionally, gross margin contribution from business related to Base is expected to be below our overall gross margin.
Non-GAAP operating income (loss)	$ 3.8	$ (2.0)	$ (1.5)	
Non-GAAP operating margin	2.4%	*-1.4%*	*-1.4%*	Improved approximately 380 bps q/q and y/y largely due to scale as revenue growth outpaced operating expense growth and more than offset y/y declines in gross margin. Near term, we expect some pressure on Non-GAAP operating margin due to the business related to Base.

*Adjusted to reflect the adoption of ASC 606.
*Quarter-over-quarter comparisons (q/q) are for the three months ended September 30, 2018, compared to the three months ended June 30, 2018.
*Year-over-year comparisons (y/y) are for the three months ended September 30, 2018, compared to the three months ended September 30, 2017.

Zendesk Shareholder Letter Q3 2018 - 17

Select Financial Measures (In millions, except per share data) Three Months Ended September 30 Comments September 30, June 30, 2018 2018 2017 *as adjusted Other financial measures Net cash provided by operating activities $ 15.7 $ 23.7 $ 7.3 Net cash provided by operating activities, less purchases of prop- Free cash flow (non-GAAP) $ 7.3 $ 8.7 $ 1.4 erty and equipment and internal-use software development costs Increased in 2018 largely due to issuance of $575 million in convertible notes, net of issuance costs; Decreased sequentially Cash and cash equivalents $ 157.2 $ 492.8 $ 92.6 due to acquisition related to Base and purchase of marketable securities Increased in 2018 driven by purchases of marketable securities, Marketable securities, current and noncurrent $ 653.9 $ 380.3 $ 224.2 funded primarily by proceeds from convertible notes noted above Non-GAAP results exclude the following Increased q/q and y/y largely due to higher headcount, higher Share-based compensation and related expenses $ 33.6 $ 30.2 $ 23.5 stock price, and timing of awards Amortization of purchased intangibles $ 1.2 $ 0.7 $ 1.0 Acquisition-related expenses $ 3.3 $ 0.7 $ 0.5 *Adjusted to reflect the adoption of ASC 606. *Quarter-over-quarter comparisons (q/q) are for the three months ended September 30, 2018, compared to the three months ended June 30, 2018. *Year-over-year comparisons (y/y) are for the three months ended September 30, 2018, compared to the three months ended September 30, 2017. Zendesk Shareholder Letter Q3 2018 - 18

We have not reconciled free cash flow guidance to net cash from operating Guidance activities for the full year 2018 because we do not provide guidance on the For the quarter ending December 31, 2018, we expect to report: reconciling items between net cash from operating activities and free cash flow, as a result of the uncertainty regarding, and the potential variability • Revenue in the range of $164.0-166.0 million of, these items. The actual amount of such reconciling items will have a • GAAP operating income (loss) in the range of $(39.0) - (41.0) million, which significant impact on our free cash flow and, accordingly, a reconciliation of includes share-based compensation and related expenses of approxi- mately $36.4 million, amortization of purchased intangibles of approxi- net cash from operating activities to free cash flow for the full year 2018 is mately $2.1 million, and acquisition-related expenses of approximately not available without unreasonable effort. $1.5 million Zendesk’s estimates of share-based compensation and related expenses, • Non-GAAP operating income (loss) in the range of $(1.0) - 1.0 million, amortization of purchased intangibles, acquisition-related expenses, which excludes share-based compensation and related expenses of weighted average shares outstanding, and free cash flow in future periods approximately $36.4 million, amortization of purchased intangibles of approximately $2.1 million, and acquisition-related expenses of approxi- assume, among other things, the occurrence of no additional acquisitions, mately $1.5 million investments or restructurings, and no further revisions to share-based • Approximately 107.4 million weighted average shares outstanding (basic) compensation and related expenses. • Approximately 114.3 million weighted average shares outstanding (diluted) For the full year ending December 31, 2018, we expect to report: • Revenue in the range of $591.0-593.0 million • GAAP operating income (loss) in the range of $(143.0) - (141.0) million, which includes share-based compensation and related expenses of approximately $130.2 million, amortization of purchased intangibles of approximately $4.7 million, and acquisition-related expenses of approxi- mately $6.1 million • Non-GAAP operating income (loss) in the range of $(2.0) - 0.0 million, which excludes share-based compensation and related expenses of approximately $130.2 million, amortization of purchased intangibles of approximately $4.7 million, and acquisition-related expenses of approxi- mately $6.1 million • Approximately 105.5 million weighted average shares outstanding (basic) • Approximately 115.0 million weighted average shares outstanding (diluted) • Free cash flow in the range of $28.0 - 30.0 million Zendesk Shareholder Letter Q3 2018 - 19

Three Months Ended Nine Months Ended Condensed consolidated September 30, September 30, statements of operations 2018 2017 2018 2017 *as adjusted *as adjusted (In thousands, except per Revenue $ 154,828 $112,265 $ 426,501 $308,249 share data; unaudited) Cost of revenue 46,992 33,693 130,207 92,463 Gross profit 107,836 78,572 296,294 215,786 Operating expenses: Research and development 40,410 29,358 115,118 84,512 Sales and marketing 74,270 54,383 208,778 151,064 General and administrative 27,357 21,398 73,809 59,503 Total operating expenses 142,037 105,139 397,705 295,079 Operating loss (34,201) (26,567) (101,411) (79,293) Other income (expense), net Interest income 4,561 923 9,906 2,463 Interest expense (6,375) - (13,427) - Other expense, net (463) (304) (194) (1,118) Total other income (expense), net (2,277) 619 (3,715) 1,345 Loss before benefit from income taxes (36,478) (25,948) (105,126) (77,948) Benefit from income taxes (2,334) (133) (7,291) (785) Net loss $ (34,144) $ (25,815) $ (97,835) $ (77,163) Net loss per share, basic and diluted $ (0.32) $ (0.26) $ (0.93) $ (0.78) Weighted-average shares used to compute net loss per share, basic and diluted 106,143 100,659 104,954 99,203 *Adjusted to reflect adoption of ASC 606 Zendesk Shareholder Letter Q3 2018 - 20

Septermber 30, December 31, 2018 2017 *as adjusted Condensed consolidated Assets balance sheets Current assets: Cash and cash equivalents $ 157,158 $ 109,370 (In thousands, except par Marketable securities 293,598 137,576 value; unaudited) Accounts receivable, net of allowance for doubtful accounts of $2,862 and $1,252 as of Septermber 30, 2018 and December 31, 82,935 57,096 2017, respectively Deferred costs 21,183 15,771 Prepaid expenses and other current assets 34,287 24,165 Total current assets 589,161 343,978 Marketable securities, noncurrent 360,350 97,447 Property and equipment, net 72,335 59,157 Deferred costs, noncurrent 22,175 15,395 Goodwill and intangible assets, net 148,886 67,034 Other assets 11,157 8,359 Total assets $ 1,204,064 $ 591,370 Liabilities and stockholders’ equity Current liabilities: Accounts payable $ 29,270 $ 5,307 Accrued liabilities 38,699 21,876 Accrued compensation and related benefits 39,158 29,017 Deferred revenue 222,936 173,147 Total current liabilities 330,063 229,347 Convertible senior notes, net 452,075 — Deferred revenue, noncurrent 2,551 1,213 Other liabilities 14,598 6,626 Total liabilities 799,287 237,186 Stockholders’ equity: Preferred stock, par value $0.01 per share — — Common stock, par value $0.01 per share 1,066 1,031 Additional paid-in capital 905,386 753,568 Accumulated other comprehensive loss (5,797) (2,372) Accumulated deficit (495,878) (398,043) *Adjusted to reflect adoption of ASC 606 Total stockholders’ equity 404,777 354,184 Total liabilities and stockholders’ equity $ 1,204,064 $ 591,370

Three Months Ended Septemeber 30, 2018 2017 Condensed consolidated *as adjusted statements of cash flows Cash flows from operating activities (In thousands; unaudited) Net loss $ (34,144) $ (25,815) Adjustments to reconcile net loss to net cash provided by operating activities: Depreciation and amortization 8,530 8,131 Share-based compensation 31,446 22,376 Amortization of deferred costs 5,594 3,734 Amortization of debt discount and issuance costs 6,015 - Other 566 22 Changes in operating assets and liabilities: Accounts receivable (12,825) (10,420) Prepaid expenses and other current assets (2,742) (2,263) Deferred costs (9,137) (5,986) Other assets and liabilities 1,285 (1,919) Accounts payable 10,341 3,428 Accrued liabilities (4,503) 2,655 Accrued compensation and related benefits (1,633) 109 Deferred revenue 16,951 13,293 Net cash provided by operating activities 15,744 7,345 Cash flows from investing activities Purchases of property and equipment (7,096) (4,058) Internal-use software development costs (1,389) (1,922) Purchases of marketable securities (342,415) (52,954) Proceeds from maturities of marketable securities 37,239 27,274 Proceeds from sales of marketable securities 31,927 7,401 Cash paid for the acquisition of FutureSimple, net of cash acquired (79,363) - Net cash used in investing activities (361,097) (24,259) Cash flows from financing activities Issuance costs related to convertible senior notes (54) - Proceeds from exercises of employee stock options 3,507 3,375 Proceeds from employee stock purchase plan 6,050 3,841 Other 55 (652) Net cash provided by financing activities 9,558 6,564 Effect of exchange rate changes on cash, cash equivalents and restricted cash (19) 9 Net decrease in cash, cash equivalents and restricted cash (335,814) (10,341) Cash, cash equivalents and restricted cash at beginning of period 494,397 104,512 Cash, cash equivalents and restricted cash at end of period $ 158,583 94,171 *Adjusted to reflect adoption of ASC 606 and ASU 2016-18 Zendesk Shareholder Letter Q3 2018 - 22

Non-GAAP results

(In thousands, except per share data)

The following table shows Zendesk's GAAP results reconciled to non-GAAP results included in this letter.

	Three Months Ended September 30,		Nine Months Ended September 30,	
	2018	2017 *as adjusted	2018	2017 *as adjusted
Reconciliation of gross profit and gross margin				
GAAP gross profit	$ 107,836	$ 78,572	$ 296,294	$ 215,786
Plus: Share-based compensation	3,929	2,408	10,500	6,668
Plus: Employer tax related to employee stock transactions	238	98	794	400
Plus: Amortization of purchased intangibles	918	848	2,142	2,597
Plus: Amortization of share-based compensation capitalized in internal-use software	366	479	1,084	1,357
Plus: Acquisition-related expenses	38	—	38	—
Non-GAAP gross profit	$ 113,325	$ 82,405	$ 310,852	$ 226,808
GAAP gross margin	70%	70%	69%	70%
Non-GAAP adjustments	3%	3%	4%	4%
Non-GAAP gross margin	73%	73%	73%	74%
Reconciliation of operating expenses				
GAAP research and development	$ 40,410	$ 29,358	$ 115,118	$ 84,512
Less: Share-based compensation	(10,677)	(7,776)	(30,436)	(22,274)
Less: Employer tax related to employee stock transactions	(673)	(252)	(2,057)	(1,156)
Less: Acquisition-related expenses	(1,006)	(261)	(1,793)	(436)
Non-GAAP research and development	$ 28,054	$ 21,069	$ 80,832	$ 60,646
GAAP research and development as percentage of revenue	26%	26%	27%	27%
Non-GAAP research and development as percentage of revenue	18%	19%	19%	20%
GAAP sales and marketing	$ 74,270	$ 54,383	$ 208,778	$ 151,064
Less: Share-based compensation	(10,261)	(6,573)	(27,447)	(17,981)
Less: Employer tax related to employee stock transactions	(561)	(195)	(1,635)	(809)
Less: Amortization of purchased intangibles	(237)	(135)	(404)	(360)
Less: Acquisition-related expenses	(307)	(281)	(870)	(468)
Non-GAAP sales and marketing	$ 62,904	$ 47,199	$ 178,422	$ 131,446
GAAP sales and marketing as percentage of revenue	48%	48%	49%	49%
Non-GAAP sales and marketing as percentage of revenue	41%	42%	42%	43%

*Adjusted to reflect adoption of ASC 606

Zendesk Shareholder Letter Q3 2018 - 23

(continued...)

Non-GAAP results

(In thousands, except per share data)

The following table shows Zendesk's GAAP results reconciled to non-GAAP results included in this letter.

	Three Months Ended September 30,		Nine Months Ended September 30,	
	2018	2017 *as adjusted	2018	2017 *as adjusted
GAAP general and administrative	$ 27,357	$ 21,398	$ 73,809	$ 59,503
Less: Share-based compensation	(6,579)	(5,619)	(18,198)	(15,502)
Less: Employer tax related to employee stock transactions	(283)	(109)	(872)	(512)
Less: Acquisition-related expenses	(1,908)	—	(1,908)	(522)
Non-GAAP general and administrative	$ 18,587	$ 15,670	$ 52,831	$ 42,967
GAAP general and administrative as percentage of revenue	18%	19%	17%	19%
Non-GAAP general and administrative as percentage of revenue	12%	14%	12%	14%
Reconciliation of operating income (loss) and operating margin				
GAAP operating loss	$ (34,201)	$ (26,567)	$ (101,411)	$ (79,293)
Plus: Share-based compensation	31,446	22,376	86,581	62,425
Plus: Employer tax related to employee stock transactions	1,755	654	5,358	2,877
Plus: Amortization of purchased intangibles	1,155	983	2,546	2,957
Plus: Acquisition-related expenses	3,259	542	4,609	1,426
Plus: Amortization of share-based compensation capitalized in internal-use software	366	479	1,084	1,357
Non-GAAP operating income (loss)	$ 3,780	$ (1,533)	$ (1,233)	$ (8,251)
GAAP operating margin	(22)%	(24)%	(24)%	(26)%
Non-GAAP adjustments	24%	23%	24%	23%
Non-GAAP operating margin	2%	(1)%	0%	(3)%
Reconciliation of net income (loss)				
GAAP net loss	$ (34,144)	$ (25,815)	$ (97,835)	$ (77,163)
Plus: Share-based compensation	31,446	22,376	86,581	62,425
Plus: Employer tax related to employee stock transactions	1,755	654	5,358	2,877
Plus: Amortization of purchased intangibles	1,155	983	2,546	2,957
Plus: Acquisition-related expenses	3,259	542	4,609	1,426
Plus: Amortization of share-based compensation capitalized in internal-use software	366	479	1,084	1,357
Plus: Amortization of debt discount and issuance costs	6,015	—	12,665	—
Non-GAAP net income (loss)	$ 9,852	$ (781)	$ 15,008	$ (6,121)

*Adjusted to reflect adoption of ASC 606

Zendesk Shareholder Letter Q3 2018 - 24

(continued...)

Non-GAAP results

(In thousands, except per share data)

The following table shows Zendesk's GAAP results reconciled to non-GAAP results included in this letter.

	Three Months Ended September 30,		Nine Months Ended September 30,	
	2018	2017 *as adjusted	2018	2017 *as adjusted
Reconciliation of net income (loss) per share, basic				
GAAP net loss per share, basic	$ (0.32)	$ (0.26)	$ (0.93)	$ (0.78)
Non-GAAP adjustments to net loss	0.41	0.25	1.07	0.72
Non-GAAP net income (loss) per share, basic	$ 0.09	$ (0.01)	$ 0.14	$ (0.06)
Reconciliation of net income (loss) per share, diluted				
GAAP net loss per share, diluted	$ (0.32)	$ (0.26)	$ (0.93)	$ (0.78)
Non-GAAP adjustments to net loss	0.41	0.25	1.06	0.72
Non-GAAP net income (loss) per share, diluted	$ 0.09	$ (0.01)	$ 0.13	$ (0.06)
Weighted-average shares used in GAAP per share calculation, basic and diluted	106,143	100,659	104,954	99,203
Weighted-average shares used in non-GAAP per share calculation				
Basic	106,143	100,659	104,954	99,203
Diluted	113,752	100,659	111,413	99,203
Computation of free cash flow				
Net cash provided by operating activities	$ 15,744	$ 7,345	$ 55,682	$ 24,922
Less: purchases of property and equipment	(7,096)	(4,058)	(27,132)	(13,334)
Less: internal-use software development costs	(1,389)	(1,922)	(5,550)	(5,237)
Free cash flow	$ 7,259	$ 1,365	$ 23,000	$ 6,351

*Adjusted to reflect adoption of ASC 606 and ASU 2016-18

Zendesk Shareholder Letter Q3 2018 - 25

About Zendesk

The best customer experiences are built with Zendesk. Zendesk's powerful and flexible customer service and engagement platform scales to meet the needs of any business, from startups and small businesses to growth companies and enterprises. Zendesk serves businesses across a multitude of industries, with more than 125,000 paid customer accounts offering service and support in more than 30 languages. Headquartered in San Francisco, Zendesk operates worldwide with 16 offices in North America, Europe, Asia, Australia, and South America. Learn more at www.zendesk.com.

Forward-Looking Statements

This shareholder letter contains forward-looking statements, including, among other things, statements regarding Zendesk's future financial performance, its continued investment to grow its business, and progress toward its long-term financial objectives. The words such as "may," "should," "will," "believe," "expect," "anticipate," "target," "project," and similar phrases that denote future expectation or intent regarding Zendesk's financial results, operations, and other matters are intended to identify forward-looking statements. You should not rely upon forward-looking statements as predictions of future events.

The outcome of the events described in these forward-looking statements is subject to known and unknown risks, uncertainties, and other factors that may cause Zendesk's actual results, performance, or achievements to differ materially, including (i) adverse changes in general economic or market conditions; (ii) Zendesk's ability to adapt its products to changing market dynamics and customer preferences or achieve increased market acceptance of its products; (iii) Zendesk's ability to effectively expand its sales capabilities; (iv) Zendesk's ability to effectively market and sell its products to larger enterprises; (v) Zendesk's expectation that the future growth rate of its revenues will decline, and that, as its costs increase, Zendesk may not be able to generate sufficient revenues to achieve or sustain profitability; (vi) the intensely competitive market in which Zendesk operates and the difficulty that Zendesk may have in competing effectively; (vii) the development of the market for software as a service business software applications; (viii) Zendesk's ability to introduce and market new products and to support its products on a shared services platform; (ix) Zendesk's ability to integrate acquired businesses and technologies successfully or achieve the expected benefits of such acquisitions; (x) Zendesk's ability to effectively manage its growth and organizational change; (xi) potential breaches in Zendesk's security measures or unauthorized access to its customers' data; (xii) potential service interruptions or performance problems associated with Zendesk's technology and infrastructure; (xiii) real or perceived errors, failures, or bugs in its products; (xiv) Zendesk's substantial reliance on its customers renewing their subscriptions and purchasing additional subscriptions; and (xv) Zendesk's ability to accurately forecast expenditures on third-party managed hosting services.

The forward-looking statements contained in this press release are also subject to additional risks, uncertainties, and factors, including those more fully described in Zendesk's filings with the Securities and Exchange Commission, including its Quarterly Report on Form 10-Q for the quarter ended June 30, 2018. Further information on potential risks that could affect actual results will be included in the subsequent periodic and current reports and other filings that Zendesk makes with the Securities and Exchange Commission from time to time, including its Quarterly Report on Form 10-Q for the quarter ended September 30, 2018.

Forward-looking statements represent Zendesk's management's beliefs and assumptions only as of the date such statements are made. Zendesk undertakes no obligation to update any forward-looking statements made in this press release to reflect events or circumstances after the date of this press release or to reflect new information or the occurrence of unanticipated events, except as required by law.

About Non-GAAP Financial Measures

To provide investors and others with additional information regarding Zendesk's results, the following non-GAAP financial measures were disclosed: non-GAAP gross profit and gross margin, non-GAAP operating expenses, non-GAAP operating income (loss) and operating margin, non-GAAP net income (loss), non-GAAP net income (loss) per share, basic and diluted, and free cash flow.

Specifically, Zendesk excludes the following from its historical and prospective non-GAAP financial measures, as applicable:

Share-based Compensation and Amortization of Share-based Compensation Capitalized in Internal-use Software: Zendesk utilizes share-based compensation to attract and retain employees. It is principally aimed at aligning their interests with those of its stockholders and at long-term retention, rather than to address operational performance for any particular period. As a result, share-based compensation expenses vary for reasons that are generally unrelated to financial and operational performance in any particular period.

Employer Tax Related to Employee Stock Transactions: Zendesk views the amount of employer taxes related to its employee stock transactions as an expense that is dependent on its stock price, employee exercise and other award disposition activity, and other factors that are beyond Zendesk's control. As a result, employer taxes related to its employee stock transactions vary for reasons that are generally unrelated to financial and operational performance in any particular period.

Amortization of Purchased Intangibles: Zendesk views amortization of purchased intangible assets, including the amortization of the cost associated with an acquired entity's developed technology, as items arising from pre-acquisition activities determined at the time of an acquisition. While these intangible assets are evaluated for impairment regularly, amortization of the cost of purchased intangibles is an expense that is not typically affected by operations during any particular period.

Acquisition-Related Expenses: Zendesk views acquisition-related expenses, such as transaction costs, integration costs, restructuring costs, and acquisition-related retention payments, including amortization of acquisition-related retention payments capitalized in internal-use software, as events that are not necessarily reflective of operational performance during a period. In particular, Zendesk believes the consideration of measures that exclude such expenses can assist in the comparison of operational performance in different periods which may or may not include such expenses.

Amortization of Debt Discount and Issuance Costs: In March 2018, Zendesk issued $575 million of convertible senior notes due in 2023, which bear interest at an annual fixed rate of 0.25%. The imputed interest rate of the convertible senior notes was approximately 5.26%. This is a result of the debt discount recorded for the conversion feature that is required to be separately accounted for as equity, and debt issuance costs, which reduce the carrying value of the convertible debt instrument. The debt discount is amortized as interest expense together with the issuance costs of the debt. The expense for the amortization of debt discount and debt issuance costs is a non-cash item, and we believe the exclusion of this interest expense will provide for a more useful comparison of our operational performance in different periods.

Zendesk provides disclosures regarding its free cash flow, which is defined as net cash from operating activities, less purchases of property and equipment and internal-use software development costs. Zendesk uses free cash flow, among other measures, to evaluate the ability of its operations to generate cash that is available for purposes other than capital expenditures and capitalized software development costs. Zendesk believes that information regarding free cash flow provides investors with an important perspective on the cash available to fund ongoing operations.

Zendesk Shareholder Letter Q3 2018 - 26

Zendesk has not reconciled free cash flow guidance to net cash from operating activities for the year ending December 31, 2018 because Zendesk does not provide guidance on the reconciling items between net cash from operating activities and free cash flow, as a result of the uncertainty regarding, and the potential variability of, these items. The actual amount of such reconciling items will have a significant impact on Zendesk's free cash flow and, accordingly, a reconciliation of net cash from operating activities to free cash flow for the year ending December 31, 2018 is not available without unreasonable effort.

Zendesk does not provide a reconciliation of its non-GAAP operating margin guidance to GAAP operating margin for future periods beyond the current fiscal year because Zendesk does not provide guidance on the reconciling items between GAAP operating margin and non-GAAP operating margin for such periods, as a result of the uncertainty regarding, and the potential variability of, these items. The actual amount of such reconciling items will have a significant impact on Zendesk's non-GAAP operating margin and, accordingly, a reconciliation of GAAP operating margin to non-GAAP operating margin guidance for such periods is not available without unreasonable effort.

Zendesk's disclosures regarding its expectations for its non-GAAP gross margin include adjustments to its expectations for its GAAP gross margin that exclude share-based compensation and related expenses in Zendesk's cost of revenue, amortization of purchased intangibles primarily related to developed technology, and acquisition-related expenses. The share-based compensation and related expenses excluded due to such adjustments are primarily comprised of the share-based compensation and related expenses for employees associated with Zendesk's infrastructure and customer experience organization.

Zendesk does not provide a reconciliation of its non-GAAP gross margin guidance to GAAP gross margin for future periods because Zendesk does not provide guidance on the reconciling items between GAAP gross margin and non-GAAP gross margin, as a result of the uncertainty regarding, and the potential variability of, these items. The actual amount of such reconciling items will have a significant impact on Zendesk's non-GAAP gross margin and, accordingly, a reconciliation of GAAP gross margin to non-GAAP gross margin guidance for the period is not available without unreasonable effort.

Zendesk uses non-GAAP financial information to evaluate its ongoing operations and for internal planning and forecasting purposes. Zendesk's management does not itself, nor does it suggest that investors should, consider such non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Zendesk presents such non-GAAP financial measures in reporting its financial results to provide investors with an additional tool to evaluate Zendesk's operating results. Zendesk believes these non-GAAP financial measures are useful because they allow for greater transparency with respect to key metrics used by management in its financial and operational decision-making. This allows investors and others to better understand and evaluate Zendesk's operating results and future prospects in the same manner as management.

Zendesk's management believes it is useful for itself and investors to review, as applicable, both GAAP information that may include items such as share-based compensation and related expenses, amortization of debt discount and issuance costs, amortization of purchased intangibles, and acquisition-related expenses, and the non-GAAP measures that exclude such information in order to assess the performance of Zendesk's business and for planning and forecasting in subsequent periods. When Zendesk uses such a non-GAAP financial measure with respect to historical periods, it provides a reconciliation of the non-GAAP financial measure to the most closely comparable GAAP financial measure. When Zendesk uses such a non-GAAP financial measure in a forward-looking manner for future periods, and a reconciliation is not determinable without unreasonable effort, Zendesk provides the reconciling information that is determinable without unreasonable effort and identifies the information that would need to be added or subtracted from the non-GAAP measure to arrive at the most directly comparable GAAP measure. Investors are encouraged to review the related GAAP financial measures and the reconciliation of these non-GAAP financial measures to their most directly comparable GAAP financial measure as detailed above.

Non-GAAP gross margin for the second quarter of 2018 excludes $4.1 million in share-based compensation and related expenses (including $0.4 million of amortization of share-based compensation capitalized in internal-use software and $0.3 million of employer tax related to employee stock transactions), and $0.6 million of amortization of purchased intangibles. Non-GAAP operating loss and non-GAAP operating margin for the second quarter of 2018 exclude $30.2 million in share-based compensation and related expenses (including $1.7 million of employer tax related to employee stock transactions and $0.4 million of amortization of share-based compensation capitalized in internal-use software), $0.7 million of acquisition-related expenses, and $0.7 million of amortization of purchased intangibles. Free cash flow for the second quarter of 2018 includes cash used for purchases of property and equipment of $13.2 million and internal-use software development costs of $1.8 million.

About Operating Metrics

Zendesk reviews a number of operating metrics to evaluate its business, measure performance, identify trends, formulate business plans, and make strategic decisions. These include the number of paid customer accounts on Zendesk Support, Zendesk Chat, and its other products, dollar-based net expansion rate, monthly recurring revenue represented by its churned customers, and the percentage of its monthly recurring revenue from Support originating from customers with 100 or more agents on Support.

Zendesk defines the number of paid customer accounts at the end of any particular period as the sum of (i) the number of accounts on Support, exclusive of its legacy Starter plan, free trials, or other free services, (ii) the number of accounts using Chat, exclusive of free trials or other free services, and (iii) the number of accounts on all of its other products, exclusive of free trials and other free services, each as of the end of the period and as identified by a unique account identifier. In the quarter ended June 30, 2018, Zendesk began to offer an omnichannel subscription which provides access to multiple products through a single paid customer account, Zendesk Suite. All of the Suite paid customer accounts are included in the number of accounts on all of Zendesk's other products and are not included in the number of paid customer accounts using Support or Chat. Other than usage of Zendesk's products through its omnichannel subscription offering, the use of Support, Chat, and Zendesk's other products requires separate subscriptions and each of these accounts are treated as a separate paid customer account. Existing customers may also expand their utilization of Zendesk's products by adding new accounts and a single consolidated organization or customer may have multiple accounts across each of Zendesk's products to service separate subsidiaries, divisions, or work processes. Other than usage of Zendesk's products through its omnichannel subscription offering, each of these accounts is also treated as a separate paid customer account. Zendesk does not currently include accounts on its sales force automation product, Base, in its determination of the number of paid customer accounts

Zendesk's dollar-based net expansion rate provides a measurement of its ability to increase revenue across its existing customer base through expansion of authorized agents associated with a paid customer account, upgrades in subscription plans, and the purchase of additional products as offset by churn, contraction in authorized agents associated with a paid customer account, and downgrades in subscription plans. Zendesk's dollar-based net expansion rate is based upon monthly recurring revenue for a set of paid customer accounts on its products. Monthly recurring revenue for a paid customer account is a legal and contractual determination made by assessing the contractual terms of each paid customer account, as of the date of determination, as to the revenue Zendesk expects to generate in the next monthly period for that paid customer account, assuming no changes to the subscription and without taking into account any one-time discounts or any platform usage above the subscription base, if any,

Zendesk Shareholder Letter Q3 2018 - 27

that may be applicable to such subscription. Monthly recurring revenue is not determined by reference to historical revenue, deferred revenue, or any other GAAP financial measure over any period. It is forward-looking and contractually derived as of the date of determination.

Zendesk calculates its dollar-based net expansion rate by dividing the retained revenue net of contraction and churn by Zendesk's base revenue. Zendesk defines its base revenue as the aggregate monthly recurring revenue across its products for customers with paid customer accounts on Support or Chat as of the date one year prior to the date of calculation. Zendesk defines the retained revenue net of contraction and churn as the aggregate monthly recurring revenue across its products for the same customer base included in the measure of base revenue at the end of the annual period being measured. The dollar-based net expansion rate is also adjusted to eliminate the effect of certain activities that Zendesk identifies involving the transfer of agents between paid customer accounts, consolidation of customer accounts, or the split of a single paid customer account into multiple paid customer accounts. In addition, the dollar-based net expansion rate is adjusted to include paid customer accounts in the customer base used to determine retained revenue net of contraction and churn that share common corporate information with customers in the customer base that are used to determine the base revenue. Giving effect to this consolidation results in Zendesk's dollar-based net expansion rate being calculated across approximately 108,500 customers, as compared to the approximately 133,700 total paid customer accounts as of September 30, 2018.

To the extent that Zendesk can determine that the underlying customers do not share common corporate information, Zendesk does not aggregate paid customer accounts associated with reseller and other similar channel arrangements for the purposes of determining its dollar-based net expansion rate. While not material, Zendesk believes the failure to account for these activities would otherwise skew the dollar-based net expansion metrics associated with customers that maintain multiple paid customer accounts across its products and paid customer accounts associated with reseller and other similar channel arrangements.

Zendesk does not currently incorporate operating metrics associated with its analytics product, its Connect product, or Base into its measurement of dollar-based net expansion rate.

For a more detailed description of how Zendesk calculates its dollar-based net expansion rate, please refer to Zendesk's periodic reports filed with the Securities and Exchange Commission.

Zendesk's percentage of monthly recurring revenue from Support that is generated by customers with 100 or more agents on Support is determined by dividing the monthly recurring revenue from Support for paid customer accounts with 100 or more agents on Support as of the measurement date by the monthly recurring revenue from Support for all paid customer accounts on Support as of the measurement date. Zendesk determines the customers with 100 or more agents on Support as of the measurement date based on the number of activated agents on Support at the measurement date and includes adjustments to aggregate paid customer accounts that share common corporate information.

Zendesk determines the annualized value of a contract by annualizing the monthly recurring revenue for such contract.

Zendesk does not currently incorporate operating metrics associated with products other than Support into its measurement of the percentage of monthly recurring revenue from Support that is generated by customers with 100 or more agents on Support.

Customer Metrics

	September 30, 2017	December 31, 2017	March 31, 2018	June 30, 2018	September 30, 2018
Paid customer accounts on Zendesk Support (approx.)	61,200	64,100	67,800	70,500	72,100
+ Paid customer accounts on Zendesk Chat (approx.)	46,600	47,000	47,700	47,600	46,800
+ Paid customer accounts on other Zendesk products (approx.)	6,100	7,800	10,000	12,200	14,800
= Approximate number of paid customer accounts	113,900	118,900	125,500	130,300	133,700

Note: The paid customer accounts metric does not currently include in its determination customer accounts for Base

Geographic Information

Revenue by geography:

	Q3'18
United States	50.9%
EMEA	29.7%
APAC	11.7%
Other	7.7%

Source: Zendesk, Inc.

Contact:

Investor Contact

Marc Cabi, +1 415-852-3877

ir@zendesk.com

Media Contact

Analisa Schelle, +1 510-292-5410

press@zendesk.com

Zendesk Shareholder Letter Q3 2018 - 28